Camber Energy, Inc. 8-K

Exhibit 99.1

Investor Relations:

Camber Energy, Inc. CEO Letter to Shareholders

San Antonio, Texas. October 18, 2017 Camber Energy, Inc. (CEI) Interim CEO, Richard Azar, has released a letter to shareholders.

To Our Shareholders:

I began my tenure as Chairman of the Board on August 25, 2016, and five months ago I assumed the position of Interim Chief Executive Officer.  Prior to that time, I was asked by our shareholders and the Board of Directors to accept the responsibility to develop a business plan that would turn this Company around. I recognized that there exists a generational opportunity to participate in the technological advances that allow the efficient finding, producing, and processing of hydrocarbons at a cyclically advantageous time for this industry. In developing our plan, I began the step-by-step process of assessing, formulating and executing the turnaround strategy.

The purpose of this letter is to share our plan with you. Transparent communication may be somewhat unorthodox in these circumstances, but I believe it is important to share my vision. I will always strive to establish as clear a line of communications as is allowed under the guidelines of a public company. This is essential in acquiring and maintaining shareholder trust and loyalty and providing a method for management accountability.  If we are to successfully achieve our business objectives, management’s accountability must be the foundation upon which this Company is built.

To understand our strategic plan, I believe it is important to take a look at the situation the Company was in at the time I accepted the Interim-CEO position.  Establishing a baseline will provide a landmark against which our progress can be measured.

At that time, cost overruns had caused the Company to violate loan covenants with its senior lender.  The Company implemented significant spending reductions which, though necessary, resulted in production declines. These production declines further reduced operating cash flow and exacerbated the covenant defaults with Company’s senior lender.

For the quarter ended March 31, 2017, the Company had revenues of $2.34 million, and gross margins of 17.28%. The Company was also extremely low on cash, which was stifling its ability to operate its business, let alone grow it. Finally, not long after I assumed office, we received a letter from NYSE American (the “NYSE”) informing us that we were not in compliance with their listing standards and the Company would be de-listed unless remedial measures were taken. In short, the condition of our business was wholly unacceptable.

As a Board, we realized that we needed to bring in some talented industry veterans who would assist me in creating a comprehensive plan for the revitalization of the business, and together we would execute that plan and create value for shareholders.

I have over 30 years of experience in the energy sector and have been involved in drilling over 1,400 wells since 1982.  I’ve had the privilege of experiencing the old and the new and feel fortunate for being a part of it all. My long time trusted partner, Donnie Seay, and I have developed and operated fields and projects of various sizes scattered over five states.  One of the more successful projects we have worked on has been the Hunton formation in the Lincoln, Logan and Payne counties of Oklahoma, where we employed a dewatering/de-pressurization concept. More recently, we have been involved with the dewatering/de-pressurization process in the Sam Andres formation in the Permian formation in West Texas. My intimate knowledge of these fields underlies my clear understanding of what needs to be accomplished, and how we need accomplish it. In essence, what I intend to do at Camber is exploit the Company’s existing reservoirs by using the latest in modern technology to maximize production and minimize geological risk. I’ve used this methodology very successfully throughout my career, and I expect to achieve similar results here at Camber.

Part of my success is also attributed to the individuals with whom I’ve worked, and I have recruited some of them to join me at Camber. Robert “Bob” Schleizer is the company’s Chief Financial Officer, and he has over 30 years of financial and operational experience serving private and public companies and is a certified turnaround professional.

We also added Donnie Seay to the Company’s Board of Directors. He’s a seasoned industry veteran who understands this business as well as anyone I know. In addition we are also working very closely with other people with whom I have long-standing relationships that specialize in turning around energy businesses such as ours.

I have assembled an all-star team because turning around any business requires nearly flawless execution by management. This group of individuals has my utmost trust and confidence, and I believe that together we will be able to drive shareholder value.

As of the time of this writing, we have made significant progress on all three fronts. We recently secured up to $16 million in financing, and we believe these funds will allow us to clean up our balance sheet, begin growth initiatives that are essential for our business, and undertake efforts to regain compliance with covenants in our senior credit facility. To that end, we are working closely with our bank to cure the defaults. Although the defaults are still ongoing, our lender has proven to be a reliable partner to our Company. Nevertheless, there can be no assurance that the Company will be able to meet the conditions to closing the sale of the $14 million remaining under the funding facility, to cure all defaults and to return to full compliance under its senior credit facility.

Finally, we’ve submitted a formal plan to the NYSE, which calls for the Company to regain compliance with the NYSE listing standards no later than August of 2018. Even if the NYSE agrees to the August timeframe, our internal goal is to become compliant by May of 2018. Although we are still awaiting a formal response from the NYSE, we have initiated the steps necessary to reestablish compliance. However, there can be no assurance that the NYSE will accept our proposed compliance plan.

While we have been shoring up some of the Company’s legacy issues, we are simultaneously undertaking initiatives that we hope will drive growth over the coming year. For starters, we began workovers on six non-producing wells requiring pump, downhole tubing or electrical repair and our recent capital infusion has allowed us to perform necessary workovers.  As of today, three wells are already back in production and we expect the other three to be producing by end of October, resulting in a projected increase in our operating cash flow of approximately 15% before February of 2018.

During the first half of 2018, funding permitting, we intend to drill four new wells adjacent to our existing wells in the Hunton formation in Oklahoma. During the second half of 2018, funding permitting, we expect to drill an additional four to five new wells in this same area and perhaps one well in the Permian in West Texas. In total, we expect to drill between eight and ten new wells in 2018, subject to the availability of sufficient capital. I anticipate these wells, if successful, could collectively generate approximately $1 million in EBITDA per month by the end of 2018. I also believe there are other significant opportunities for the Company in Oklahoma as well as a significant opportunity to extract hydrocarbons in the San Andres Formation in the Permian Basin, which we will continue to explore.

In addition to our organic growth initiatives there are a couple of potential strategic acquisitions which we are in the process of evaluating. If consummated, these transactions could result in the dual benefit of increasing our cash flow and increasing our reserve growth.

When all is said and done, and assuming the completion of the items described above, by the end of next calendar year I anticipate that Camber could be generating up to $2.0 million per month in EBITDA. My confidence in our ability to execute is based on our experience and intimate knowledge of our assets and the low risk opportunities which I believe they present. I have every reason to believe that Camber controls asset rich fields, and it’s our job to increase our production.

Overall I am extremely excited about the future here at Camber. I believe we have an opportunity to turn this business around, and I know I’ve got the right team in place to help me do it. Throughout the course of the next year, I will continue to provide quarterly progress reports, so that you can measure our performance against the objectives set out in this letter. Hopefully the transparency will elicit confidence and trust in our management team and our company.

I want to thank our loyal shareholders for their continued support, and I’m truly excited about the year to come.

Regards,

/s/ Richard Azar II .

Interim Chief Executive Officer

About Camber Energy, Inc.

Based in San Antonio, Texas, Camber Energy (NYSE American: CEI) is a growth-oriented, independent oil and gas company engaged in the development of crude oil, natural gas and natural gas liquids in the Hunton formation in Central Oklahoma in addition to anticipated project development in the San Andres formation in the Permian Basin. For more information, please visit the Company's website at www.camber.energy.

Safe Harbor Statement and Disclaimer

This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward-looking words including "may," "expects," "projects," "anticipates," "plans," "believes," "estimate," "should," and certain of the other foregoing statements may be deemed forward-looking statements. Although Camber believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks with respect to natural gas and oil prices, a material decline which could cause Camber to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; risks associated with the conditions to closing required to be met to obtain all but the initial $2 million due pursuant to the terms of a previously disclosed Stock Purchase Agreement; risks relating to the availability of required financing; risks relating to our compliance with NYSE listing requirements; risks relating to our compliance with, and default in under, existing and future loan covenants; risks relating to the absence or delay in receipt of government approvals or third party consents; and other risks described in Camber's most recent Annual Report on Form 10-K, Form 10-Qs and other filings with the SEC, available at the SEC's website at www.sec.gov. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected. The forward-looking statements in this press release are made as of the date hereof. The Company takes no obligation to update or correct its own forward-looking statements, except as required by law, or those prepared by third parties that are not paid for by the Company. The Company's SEC filings are available at http://www.sec.gov.

SOURCE: Camber Energy, Inc.